Form 10-K, Exhibit 13
period 2004-12-31
PROFUTURES DIVERSIFIED FUND L P
filed 2005-03-31
CIK 812192

Exhibit 13.1
                                                                  ------------





                       PROFUTURES DIVERSIFIED FUND, L.P.

                                 ANNUAL REPORT

                               December 31, 2004

                         NATIONAL FUTURES ASSOCIATION


                            Chicago, Illinois 60606



                                Commodity Pool:

                       PROFUTURES DIVERSIFIED FUND, L.P.



               Annual Report Pursuant to Part 4 of Chapter I of
                  Ttle 17 of the Code of Federal Regulations


                     For the year ended December 31, 2004








                           Commodity Pool Operator:

                               ProFutures, Inc.
                        11719 Bee Cave Road, Suite 200
                              Austin, Texas 78738
                                (800) 348-3601

                       PROFUTURES DIVERSIFIED FUND, L.P.



                            ----------------------

                               TABLE OF CONTENTS

                            ----------------------


                                                                           PAGES
                                                                           -----


Affirmation of the Commodity Pool Operator                                    1

Report of Independent Registered Public Accounting Firm                       2

Financial Statements

   Statements of Financial Condition                                          3

   Condensed Schedules of Investments                                         4

   Statements of Operations                                                   5

   Statements of Changes in Partners' Capital (Net Asset Value)               6

   Notes to Financial Statements                                          7 - 11

                       PROFUTURES DIVERSIFIED FUND, L.P.
                  AFFIRMATION OF THE COMMODITY POOL OPERATOR
                               ---------------













To the best of the knowledge and belief of the undersigned, the information contained in the Annual Report for the year ended December 31, 2004 is accurate and complete.







                                             /s/ GARY D. HALBERT
                                             -----------------------------------
                                             Gary D. Halbert, President
                                             ProFutures, Inc.
                                             PROFUTURES DIVERSIFIED FUND, L.P.

           REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
           -------------------------------------------------------


To the Partners
ProFutures Diversified Fund, L.P.


We have audited the accompanying statements of financial condition of ProFutures Diversified Fund, L.P., including the condensed schedules of investments, as of December 31, 2004 and 2003, and the related statements of operations and changes in partners' capital (net asset value) for the years ended December 31, 2004, 2003 and 2002. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ProFutures Diversified Fund, L.P. as of December 31, 2004 and 2003, and the results of its operations and the changes in its net asset values for the years ended December 31, 2004, 2003 and 2002, in conformity with U.S. generally accepted accounting principles.


                 /s/ ARTHUR F. BELL, JR. & ASSOCIATES, L.L.C.


Hunt Valley, Maryland
March 24, 2005


                       PROFUTURES DIVERSIFIED FUND, L.P.
                       STATEMENTS OF FINANCIAL CONDITION
                          December 31, 2004 and 2003
                               --------------------
                                                       2004              2003
                                                       ----              ----
ASSETS
    Equity in broker trading accounts
        Cash                                      $   23,446,968     $  19,912,171
        Unrealized gain on open futures contracts        513,916         2,016,022
                                                  ---------------    --------------

                Deposits with broker                  23,960,884        21,928,193

    Cash                                                  13,007             2,693
    Cash deposits in forward trading collateral
       accounts                                        9,084,727        12,770,126
    Unrealized gain (loss) on open forward
       currency contracts                               (279,320)          602,882
                                                  ---------------    --------------

                Total assets                      $   32,779,298     $  35,303,894
                                                  ===============    ==============

LIABILITIES
    Accounts payable                              $       32,176     $      16,615
    Commissions and other trading fees
        on open contracts                                 18,294            42,749
    Incentive fees payable                               114,258           609,264
    Management fees payable                              285,660           324,421
    Redemptions payable                                  247,257           685,164
                                                  ---------------    --------------

                Total liabilities                        697,645         1,678,213
                                                  ---------------    --------------

PARTNERS' CAPITAL (Net Asset Value)
    General Partner - 225 units outstanding
        at December 31, 2004 and 2003                    607,384           584,564
    Limited Partners - 11,657 and 12,716 units
        outstanding at December 31, 2004 and 2003     31,474,269        33,041,117
                                                  ---------------    --------------

                Total partners' capital
                    (Net Asset Value)                 32,081,653        33,625,681
                                                  ---------------    --------------

                                                  $   32,779,298     $  35,303,894
                                                  ===============    ==============

                            See accompanying notes.

                       PROFUTURES DIVERSIFIED FUND, L.P.
                      CONDENSED SCHEDULES OF INVESTMENTS
                          December 31, 2004 and 2003
                                ---------------
                                        2004                       2003
                               ----------------------      ---------------------

                                             % of Net                  % of Net
                                               Asset                     Asset
                                               -----                     -----
                                    Value      Value        Value        Value
                                    -----      -----        -----        -----


Agricultural                     $   7,095      0.02%    $    21,471      0.06%
Currency                            58,110      0.18%        208,492      0.62%
Energy                              26,157)    (0.08)%       116,904      0.35%
Interest rate                       95,860      0.30%        234,248      0.70%
Metal                              112,468      0.35%        877,367      2.61%
Stock index                        349,027      1.09%        558,645      1.66%
                                 ---------     -----     -----------     -----

Total long futures contracts     $ 596,403      1.86%    $ 2,017,127      6.00%
                                 ---------     ------    -----------     -----

Agricultural                     $ (39,719)    (0.12)%        13,648      0.04%
Currency                           (13,726)    (0.04)%       (13,476)    (0.04)%
Energy                              20,802      0.06%              0      0.00%
Interest rate                       26,762      0.08%         (9,156)    (0.03)%
Metal                              (76,877)    (0.24)%        (1,161)    (0.00)%
Stock index                            271      0.00%          9,040      0.03%
                                 ---------     ------    -----------      -----

Total short futures contracts    $ (82,487)    (0.26)%        (1,105)    (0.00)%
                                 ---------     ------    -----------     ------

Total futures contracts          $ 513,916      1.60%    $ 2,016,022      6.00%
                                 ==========     =====    ===========      =====

Long forward currency contracts  $ 495,257      1.54%    $ (666,790)     (1.98)%
Short forward currency contracts  (774,577)    (2.41)%    1,269,672       3.77%
                                 ---------     ------    -----------      -----

Total forward currency contracts $(279,320)    (0.87)%      602,882       1.79%
                                 ===========   =======   ===========      =====


                            See accompanying notes.


                       PROFUTURES DIVERSIFIED FUND, L.P.
                            STATEMENT OF OPERATIONS
             For the Years Ended December 31, 2004, 2003 and 2002
                                ---------------

                                                          2004              2003             2002
                                                          ----              ----             ----

TRADING GAINS (LOSSES)
  Gain (loss) from futures trading
       Realized                                        $   6,744,693     $   7,100,121    $   6,268,491
       Change in unrealized                               (1,502,106)         (316,950)         659,039
       Brokerage commissions                                (856,269)         (870,743)      (1,047,627)
                                                       --------------    --------------   --------------

           Gain from futures trading                       4,386,318         5,912,428        5,879,903
                                                       --------------    --------------   --------------

    Gain (loss) from forward currency trading
       Realized                                              805,336         1,353,380                0
       Change in unrealized                                 (882,202)          602,882                0
                                                       --------------    --------------   --------------

           Gain (loss) from forward currency trading         (76,866)        1,956,262                0
                                                       --------------    --------------   --------------

           Total trading gains                             4,309,452         7,868,690        5,879,903
                                                       --------------    --------------   --------------

NET INVESTMENT INCOME (LOSS)
  Income
      Interest income                                        442,893           352,209          510,306
                                                       --------------    --------------   --------------

  Expenses
      Incentive fees                                       1,138,118         1,456,891        1,104,271
      Management fees                                      2,160,170         2,130,952        2,065,751
      Operating expenses                                     202,142           170,722          162,291
                                                       --------------    --------------   --------------

           Total expenses                                  3,500,430         3,758,565        3,332,313
                                                       --------------    --------------   --------------

           Net investment (loss)                          (3,057,537)      (3,406,356)       (2,822,007)
                                                       --------------    --------------   --------------

           NET INCOME                                  $   1,251,915     $   4,462,334    $   3,057,896
                                                       ==============    ==============   ==============

NET INCOME PER GENERAL
  AND LIMITED PARTNER UNIT

      (based on weighted average number of
      units outstanding during the year of
      12,454, 13,669 and 15,142, respectively)         $      100.52     $      326.46    $      201.95
                                                       ==============    ==============   ==============

INCREASE IN NET ASSET VALUE
  PER GENERAL AND LIMITED
  PARTNER UNIT                                         $      101.44     $      324.44    $      235.20
                                                       ==============    ==============   ==============

                                  See accompanying notes.

                              PROFUTURES DIVERSIFIED FUND, L.P.
                STATEMENTS OF CHANGES IN PARTNERS' CAPITAL (NET ASSET VALUE)
                    For the Years Ended December 31, 2004, 2003 and 2002
                                       ---------------

                                       Total
                                      Number of                      Partners' Capital
                                                      ------------------------------------------------
                                        Units           General          Limited           Total
                                    ---------------   -------------   --------------   ---------------
Balances at December 31, 2001               16,570    $    458,665    $  33,325,130    $   33,783,795


Net income for the year
  ended December 31, 2002                                   52,912        3,004,984         3,057,896


Redemptions                                (2,441)               0       (4,711,350)       (4,711,350)
                                    ---------------   -------------   --------------   ---------------

Balances at December 31, 2002              14,129          511,577       31,618,764        32,130,341


Net income for the year
  ended December 31, 2003                                   72,987        4,389,347         4,462,334

Redemptions                                (1,188)               0       (2,966,994)       (2,966,994)
                                     ---------------   -------------  --------------   ---------------

Balances at December 31, 2003              12,941          584,564       33,041,117        33,625,681

Net income for the year
    ended December 31, 2004                                 22,820        1,229,095        1,251,915

Redemptions                                (1,059)               0       (2,795,943)       (2,795,943)
                                    ---------------   -------------   --------------   ---------------

Balances at December 31, 2004              11,882     $    607,384    $  31,474,269    $   32,081,653
                                    ===============   =============   ==============  ================

                                                  Net Asset Value Per Unit
                                    ------------------------------------------------

                                                       December 31,
                                          2004             2003            2002
                                    ---------------   -------------   --------------

                                    $   2,699.92      $  2,598.48     $  2,274.04
                                    ===============   =============   ==============

                                                See accompanying notes.


                       PROFUTURES DIVERSIFIED FUND, L.P.
                         NOTES TO FINANCIAL STATEMENTS

                               ---------------



Note 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
        -----------------------------------------------------------
        A.  General Description of the Partnership

            ProFutures Diversified Fund, L.P. (the Partnership) is a Delaware limited partnership which operates as a commodity investment pool. The Partnership engages in the speculative trading of futures contracts and interbank forward currency contracts.

        B.  Regulation

            As a registrant with the Securities and Exchange Commission, the Partnership is subject to the regulatory requirements under the Securities Act of 1933 and the Securities Exchange Act of 1934. As a commodity investment pool, the Partnership is subject to the regulations of the Commodity Futures Trading Commission, an agency of the United States (U.S.) government which regulates most aspects of the commodity futures industry; rules of the National Futures Association, an industry self-regulatory organization; and the requirements of commodity exchanges, Futures Commission Merchants (brokers), and interbank market makers through which the Partnership trades.

        C.  Method of Reporting

            The Partnership's financial statements are presented in accordance with accounting principles generally accepted in the United States of America, which require the use of certain estimates made by the Partnership's management. Transactions are accounted for on the trade date. Gains or losses are realized when contracts are liquidated. Unrealized gains or losses on open contracts (the difference between contract trade price and market price) are reflected in the statement of financial condition as a net gain or loss, as there exists a right of offset of unrealized gains or losses in accordance with Financial Accounting Standards Board Interpretation No. 39 - "Offsetting of Amounts Related to Certain Contracts." Any change in net unrealized gain or loss from the preceding period is reported in the statement of operations.

            For purposes of both financial reporting and calculation of redemption value, Net Asset Value per Unit is calculated by dividing Net Asset Value by the total number of units outstanding.

        D.  Brokerage Commissions

            Brokerage commissions include other trading fees and are charged to expense when contracts are opened.

        E.  Income Taxes

            The Partnership prepares calendar year U.S. and applicable state information tax returns and reports to the partners their allocable shares of the Partnership's income, expenses and trading gains or losses.

                       PROFUTURES DIVERSIFIED FUND, L.P.
                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               ---------------

Note 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
        -----------------------------------------------------------
        (CONTINUED)
        -----------

        F.  Foreign Currency Transactions

            The Partnership's functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the statement of financial condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

        G.  Statements of Cash Flows

            The Partnership has elected not to provide statements of cash flows as permitted by Statement of Financial Accounting Standards No. 102 - "Statement of Cash Flows - Exemption of Certain Enterprises and Classification of Cash Flows from Certain Securities Acquired for Resale."

Note 2. GENERAL PARTNER
        ---------------

        The General Partner of the Partnership is ProFutures, Inc., which conducts and manages the business of the Partnership. The Agreement of Limited Partnership requires the General Partner to contribute to the Partnership an amount in the aggregate equal to at least the greater of (i) 3% of the aggregate initial capital contributions of all partners or $100,000, whichever is less, or (ii) 1% of the aggregate initial capital contributions of all partners.

        The Agreement of Limited Partnership also requires that the General Partner maintain in the aggregate a net worth at least equal to (i) the lesser of $250,000 or 15% of the aggregate initial capital contributions of any limited partnerships for which it acts as general partner and which are capitalized at less than $2,500,000; and (ii) 10% of the aggregate initial capital contributions of any limited partnerships for which it acts as general partner and which are capitalized at greater than $2,500,000.

        Effective October 22, 2004, ProFutures, Inc. has a callable stock subscription agreement with Man Financial Inc. (MFI), the Partnership's broker, whereby MFI has subscribed to purchase (up to $7,000,000, subject to conditions set forth in the stock subscription agreement dated October 22, 2004) the number of shares of common stock of ProFutures, Inc. necessary to maintain the General Partner's net worth requirements. Prior to October 22, 2004, ProFutures, Inc. had a callable stock subscription agreement with ABN AMRO Incorporated
        (ABN), the Partnership's prior broker, whereby ABN had subscribed to purchase (up to $7,000,000, subject to the conditions set forth in the stock subscription agreement as amended effective May 20, 2002) the number of shares of common stock of ProFutures, Inc. necessary to maintain the General Partner's net worth requirements.

        The Partnership pays the General Partner a monthly management fee of 1/4 of 1% (3% annually) of month-end Net Asset Value. Effective October 16, 2004, the Partnership pays the General Partner an additional monthly management fee of .0625% (.75% annually) of the Partnership's month-end Net Asset Value for consulting services rendered to the Partnership.

                       PROFUTURES DIVERSIFIED FUND, L.P.
                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               ---------------

Note 2. GENERAL PARTNER (CONTINUED)
        ---------------------------

        Total management fees earned by ProFutures, Inc. for the years ended December 31, 2004, 2003 and 2002 were $1,050,783, $1,026,367 and
        $925,637, respectively. Management fees payable to ProFutures, Inc. as of December 31, 2004 and 2003 were $101,471 and $87,415, respectively.

Note 3. CONSULTANTS
        ------------

        On October 25, 2004, the Partnership entered into a consulting agreement effective November 1, 2004, with Altegris Investments, Inc. (Altegris), whereby Altegris will recommend the selection and termination of the Partnership's trading advisors and the allocation and reallocation of the Partnership's assets. Pursuant to the consulting agreement, Altegris receives a monthly consulting fee equal to .0208% (.25% annually) of the Partnership's month-end Net Asset Value. The consulting fee (included in management fees in the statement of operations) earned by Altegris totaled $13,651 for the year ended December 31, 2004.

        Prior to October 15, 2004, Kenmar Global Strategies Inc. (Kenmar) assisted the General Partner in making decisions about which commodity trading advisors to hire, the allocations among the advisors and the day-to-day monitoring and risk management of the Partnership's trading activities. Kenmar received a monthly management fee of 1/12 of 1% (1% annually) of month-end Net Asset Value. Effective October 15, 2004, ProFutures, Inc. terminated the consulting agreement between Kenmar and the Partnership. Accordingly, Kenmar was paid a pro rated monthly management fee for the period October 1, 2004 through October 15, 2004. Management fees earned by Kenmar totaled $266,317, $342,122 and $308,546 for the years ended December 31, 2004, 2003 and 2002, respectively.

Note 4. COMMODITY TRADING ADVISORS
        --------------------------

        The Partnership has trading advisory contracts with several commodity trading advisors to furnish investment management services to the Partnership. The trading advisors receive management fees ranging from 1% to 2% annually of Allocated Net Asset Value (as defined in each respective trading advisory contract). In addition, the trading advisors receive quarterly incentive fees ranging from 20% to 25% of Trading Profits (as defined). Total management fees earned by the trading advisors amounted to $829,419, $762,463 and $831,568 for the years ended December 31, 2004, 2003 and 2002, respectively.

Note 5. DEPOSITS WITH BROKER
        --------------------

        The Partnership deposits funds with MFI (ABN prior to October 2004) to act as broker, subject to Commodity Futures Trading Commission regulations and various exchange and broker requirements. Margin requirements are satisfied by the deposit of cash with such broker. The Partnership earns interest income on its assets deposited with the broker.

                       PROFUTURES DIVERSIFIED FUND, L.P.
                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               ---------------

Note 6. SUBSCRIPTIONS, DISTRIBUTIONS AND REDEMPTIONS
        --------------------------------------------

        Investments in the Partnership were made by subscription agreement, subject to acceptance by the General Partner. The Partnership's most recent offering of Units of Limited Partnership Interest terminated on April 30, 1995.

        The Partnership is not required to make distributions, but may do so at the sole discretion of the General Partner. A Limited Partner may request and receive redemption of units owned, subject to restrictions in the Agreement of Limited Partnership.

Note 7. TRADING ACTIVITIES AND RELATED RISKS
        ------------------------------------

        The Partnership engages in the speculative trading of U.S. and foreign futures contracts and forward currency contracts (collectively, "derivatives"). The Partnership is exposed to both market risk, the risk arising from changes in the market value of the contracts, and credit risk, the risk of failure by another party to perform according to the terms of a contract.

        Purchase and sale of futures contracts requires margin deposits with the broker. Additional deposits may be necessary for any loss on contract value. The Commodity Exchange Act requires a broker to segregate all customer transactions and assets from such broker's proprietary activities. A customer's cash and other property (for example, U.S. Treasury bills) deposited with a broker are considered commingled with all other customer funds subject to the broker's segregation requirements. In the event of a broker's insolvency, recovery may be limited to a pro rata share of segregated funds available. It is possible that the recovered amount could be less than total cash and other property deposited.

        For derivatives, risks arise from changes in the market value of the contracts. Theoretically, the Partnership is exposed to a market risk equal to the notional contract value of futures and forward currency contracts purchased and unlimited liability on such contracts sold short.

        The Partnership has a portion of its assets on deposit with a financial institution in connection with its trading of forward currency contracts and its cash management activities. In the event of a financial institution's insolvency, recovery of Partnership assets on deposit may be limited to account insurance or other protection afforded such deposits. Since forward currency contracts are traded in unregulated markets between principals, the Partnership also assumes the risk of loss from counterparty nonperformance.

        The General Partner has established procedures to actively monitor market risk and minimize credit risk, although there can be no assurance that it will, in fact, succeed in doing so. The General Partner's basic market risk control procedures consist of continuously monitoring the trading activity of the various commodity trading advisors, with the actual market risk controls being applied by Altegris (Kenmar prior to October 15, 2004), as a consultant, and the advisors themselves. The General Partner seeks to minimize credit risk primarily by depositing and maintaining the Partnership's assets at financial institutions and brokers which the General Partner believes to be creditworthy. The Limited Partners bear the risk of loss only to the extent of the market value of their respective investments and, in certain specific circumstances, distributions and redemptions received.

                       PROFUTURES DIVERSIFIED FUND, L.P.
                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               ---------------

Note 8. GUARANTEES
        ----------

        In the normal course of business, the Partnership enters into contracts and agreements that contain a variety of representations and warranties and which provide general indemnifications. The Partnership's maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Partnership that have not yet occurred. The Partnership expects the risk of any future obligation under these indemnifications to be remote.

Note 9. FINANCIAL HIGHLIGHTS
        --------------------

        The following information presents per unit operating performance data and other supplemental financial data for the years ended December 31, 2004, 2003 and 2002. This information has been derived from information presented in the financial statements.


                                                                 2004             2003          2002
                                                                 ----             ----          ----
        Per Unit Performance
        (for a unit outstanding throughout the entire year)
        ---------------------------------------------------

        Net asset value per unit at beginning of year           $2,598.48       $2,274.04      $2,038.84
                                                                ---------       ---------      ---------

        Income (loss) from operations:
           Total trading gains(1)                                  346.95          573.64         421.57
           Net investment (loss)(1)                               (245.51)        (249.20)       (186.37)
                                                                ---------       ---------      ---------
               Total income from operations                        101.44          324.44         235.20
                                                                ---------       ---------      ---------
        Net asset value per unit at end of year                 $2,699.92       $2,598.48      $2,274.04
                                                                =========       =========      =========
        Total Return                                                3.90%          14.27%         11.54%
                                                                =========       ========       =========
        Supplemental Data

        Ratios to average net asset value:
           Expenses prior to incentive fees                         7.19%           6.83%          7.38%
           Incentive fees                                           3.47%           4.33%          3.65%
                                                                ---------       ---------      ---------
               Total expenses                                      10.66%          11.16%         11.03%
                                                                =========       ========       =========
           Net investment (loss)(2)                                (5.85)%         (5.79)%        (5.69)%
                                                                =========       ========       =========


        Total returns are calculated based on the change in value of a unit during the year. An individual partner's total returns and ratios may vary from the above total returns and ratios based on the timing of redemptions.

---------
(1) The net investment (loss) per unit is calculated by dividing the net investment (loss) by the average number of units outstanding during the year. Total trading gains is a balancing amount necessary to reconcile the change in net asset value per unit with the other per unit information. Such balancing amount may differ from the calculation of total trading gains per unit due to the timing of trading gains and losses during the year relative to the number of units outstanding.
(2)  Excludes incentive fees.