Form 10-K, Exhibit 13
period 2005-12-31
PROFUTURES DIVERSIFIED FUND L P
filed 2006-03-31
CIK 812192

Exhibit 13.1
                                                                  ------------




                       PROFUTURES DIVERSIFIED FUND, L.P.

                                 ANNUAL REPORT

                               December 31, 2005

                         NATIONAL FUTURES ASSOCIATION


                            Chicago, Illinois 60606



                                Commodity Pool:

                       PROFUTURES DIVERSIFIED FUND, L.P.



               Annual Report Pursuant to Part 4 of Chapter I of
                  Title 17 of the Code of Federal Regulations


                     For the year ended December 31, 2005








                           Commodity Pool Operator:

                               ProFutures, Inc.
                        11719 Bee Cave Road, Suite 200
                              Austin, Texas 78738
                                (800) 348-3601

                       PROFUTURES DIVERSIFIED FUND, L.P.



                            ----------------------

                               TABLE OF CONTENTS

                            ----------------------


                                                                        PAGES
                                                                        -----

Affirmation of the Commodity Pool Operator                                1

Report of Independent Registered Public Accounting Firm                   2

Report of Independent Registered Public Accounting Firm                   3

Financial Statements

    Statements of Financial Condition                                     4

    Condensed Schedules of Investments                                    5

    Statements of Operations                                              6

    Statements of Changes in Partners' Capital (Net Asset Value)          7

    Notes to Financial Statements                                       8 - 12

                       PROFUTURES DIVERSIFIED FUND, L.P.
                  AFFIRMATION OF THE COMMODITY POOL OPERATOR

                                ---------------









To the best of the knowledge and belief of the undersigned, the information contained in the Annual Report for the year ended December 31, 2005 is accurate and complete.





                                    /s/ GARY D. HALBERT
                                    ---------------------------------
                                    Gary D. Halbert, President
                                    ProFutures, Inc.
                                    PROFUTURES DIVERSIFIED FUND, L.P.

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Partners
ProFutures Diversified Fund, L.P.

We have audited the accompanying statement of financial condition of ProFutures Diversified Fund, L.P., including the condensed schedule of investments, as of December 31, 2005, and the related statements of operations and changes in partners' capital (net asset value) for the year ended December 31, 2005. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ProFutures Diversified Fund, L.P. as of December 31, 2005, and the results of its operations and the changes in its net asset values for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.


/s/ KBA Group LLP
Dallas, Texas
March 8, 2006

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            -------------------------------------------------------


To the Partners
ProFutures Diversified Fund, L.P.


We have audited the accompanying statement of financial condition of ProFutures Diversified Fund, L.P., including the condensed schedule of investments, as of December 31, 2004, and the statements of operations and changes in partners' capital (net asset value) for the years ended December 31, 2004 and 2003. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ProFutures Diversified Fund, L.P. as of December 31, 2004, and the results of its operations and the changes in its net asset values for the years ended December 31, 2004 and 2003, in conformity with U.S. generally accepted accounting principles.


                                 /s/ ARTHUR F. BELL, JR. & ASSOCIATES, L.L.C.


Hunt Valley, Maryland
March 24, 2005

                                            PROFUTURES DIVERSIFIED FUND, L.P.
                                            STATEMENTS OF FINANCIAL CONDITION
                                               December 31, 2005 and 2004

                                                  --------------------


                                                                                 2005                        2004
                                                                                 ----                        ----
ASSETS
    Equity in broker trading accounts
        Cash                                                             $          22,398,315        $        23,446,968
        Option premiums paid                                                            23,550                          0
        Unrealized gain (loss) on open contracts                                     (761,849)                    513,916
                                                                         ----------------------       --------------------

                Deposits with broker                                                21,660,016                 23,960,884

    Cash                                                                                 2,648                     13,007
    Cash deposits in forward trading collateral accounts                            10,674,912                  9,084,727
    Unrealized (loss) on open forward currency contracts                             (326,881)                  (279,320)
                                                                         ----------------------       --------------------

                Total assets                                             $          32,010,695        $        32,779,298
                                                                         ======================       ====================

LIABILITIES
    Accounts payable                                                     $              51,071        $            32,176
    Commissions and other trading fees
        on open contracts                                                               40,880                     18,294
    Incentive fees payable                                                             296,921                    114,258
    Management fees payable (includes $98,289 and $101,471
        payable to the General Partner at December 31, 2005 and
        2004, respectively)                                                            280,502                    285,660
    Redemptions payable                                                                400,683                    247,257
                                                                         ----------------------       --------------------

                Total liabilities                                                    1,070,057                    697,645
                                                                         ----------------------       --------------------

PARTNERS' CAPITAL (Net Asset Value)
    General Partner - 187 and 225 units outstanding
        at December 31, 2005 and 2004                                                  560,244                    607,384
    Limited Partners - 10,147 and 11,657 units
        outstanding at December 31, 2005 and 2004                                   30,380,394                 31,474,269
                                                                         ----------------------       --------------------

                Total partners' capital
                    (Net Asset Value)                                               30,940,638                 32,081,653
                                                                         ----------------------       --------------------

                                                                         $          32,010,695        $        32,779,298
                                                                         ======================       ====================

                                                See Accompanying Notes.

                                          PROFUTURES DIVERSIFIED FUND, L.P.
                                          CONDENSED SCHEDULES OF INVESTMENTS
                                              December 31, 2005 and 2004

                                                   ---------------

                                                               2005                                 2004
                                                  --------------------------------    ---------------------------------

                                                                      % of Net                             % of Net
                                                       Value         Asset Value           Value         Asset Value
                                                   -------------       -------          ------------       -------
Agricultural                                       $    119,327         0.38%           $     7,095         0.02%
Currency                                                (35,303)       (0.11)%               58,110         0.18%
Energy                                                  (93,005)       (0.30)%              (26,157)       (0.08)%
Interest rate                                           293,053         0.95%                95,860         0.30%
Metal                                                15,167,433        49.01%               112,468         0.35%
Stock index                                             (26,086)       (0.08)%              349,027         1.09%
                                                   -------------       -------          ------------       -------

Total long futures contracts                         15,425,419        49.85%               596,403         1.86%
                                                   -------------       -------          ------------       -------

Agricultural                                            (89,987)       (0.29)%              (39,719)       (0.12)%
Currency                                                (30,428)       (0.10)%              (13,726)       (0.04)%
Energy                                                  (33,372)       (0.11)%               20,802         0.06%
Interest rate                                           185,871         0.60%                26,762         0.08%
Metal                                               (16,231,246)      (52.45)%              (76,877)       (0.24)%
Stock index                                              16,694         0.05%                   271         0.00%
                                                   -------------       -------          ------------       -------

Total short futures contracts                       (16,182,468)      (52.30)%              (82,487)       (0.26)%
                                                   -------------       -------          ------------       -------

Total futures contracts                            $   (757,049)       (2.45)%          $   513,916         1.60%
                                                   =============       =======          ============       =======

Agricultural options                               $      5,550         0.02%           $         0            0%
Energy options                                           13,200         0.04%                     0            0%
                                                   -------------       -------          ------------       -------

Total purchased options on futures contracts       $     18,750         0.06%           $         0            0%
                                                   =============       =======          ============       =======

Long forward currency contracts                    $   (333,740)       (1.08)%          $   495,257         1.54%

Short forward currency contracts                          6,859         0.02%              (774,577)       (2.41)%
                                                   -------------       -------          ------------       -------

Total forward currency contracts                   $   (326,881)       (1.06)%          $  (279,320)       (0.87)%
                                                   =============       =======          ============       =======


                                               See accompanying notes.

                                                   PROFUTURES DIVERSIFIED FUND, L.P.
                                                       STATEMENTS OF OPERATIONS
                                          For the Years Ended December 31, 2005, 2004 and 2003

                                                            ---------------

                                                                  2005                      2004                      2003
                                                                  ----                      ----                      ----
TRADING GAINS (LOSSES)
    Gain (loss) from futures trading
        Realized                                           $        6,184,059        $        6,744,693        $        7,100,121
        Change in unrealized                                      (1,275,765)               (1,502,106)                 (316,950)
        Brokerage commissions                                     (1,141,416)                 (856,269)                 (870,743)
                                                           -------------------       -------------------       -------------------

                Gain from futures trading                           3,766,878                 4,386,318                 5,912,428
                                                           -------------------       -------------------       -------------------

    Realized gain from investment in physical
    commodities                                                       580,729                         -                         -
                                                           -------------------       -------------------       -------------------

    Gain (loss) from forward currency trading
        Realized                                                    1,320,214                   805,336                 1,353,380
        Change in unrealized                                         (47,561)                 (882,202)                   602,882
                                                           -------------------       -------------------       -------------------

                Gain (loss) from forward currency trading           1,272,653                  (76,866)                 1,956,262
                                                           -------------------       -------------------       -------------------

                Total trading gains                                 5,620,260                 4,309,452                 7,868,690
                                                           -------------------       -------------------       -------------------

NET INVESTMENT INCOME (LOSS)
    Income
        Interest income                                               882,295                   442,893                   352,209
                                                           -------------------       -------------------       -------------------

    Expenses
        Incentive fees                                                849,102                 1,138,118                 1,456,891
        Management fees (includes $1,201,191, $1,050,783
           and $1,026,367 charged by the General Partner
           for the years ended December 31, 2005, 2004
           and 2003,respectively)                                   2,118,910                 2,160,170                 2,130,952
        Operating expenses                                            268,468                   202,142                   170,722
                                                           -------------------       -------------------       -------------------

                Total expenses                                      3,236,480                 3,500,430                 3,758,565
                                                           -------------------       -------------------       -------------------

                Net investment (loss)                             (2,354,185)               (3,057,537)               (3,406,356)
                                                           -------------------       -------------------       -------------------

                NET INCOME                                 $        3,266,075        $        1,251,915        $        4,462,334
                                                           ===================       ===================       ===================

NET INCOME PER GENERAL
    AND LIMITED PARTNER UNIT
        (based on weighted average number of
        units outstanding during the year of
        11,174, 12,454 and 13,669, respectively)           $           292.29        $           100.52        $           326.46
                                                           ===================       ===================       ===================

INCREASE IN NET ASSET VALUE
    PER GENERAL AND LIMITED
    PARTNER UNIT                                           $           294.10        $           101.44        $           324.44
                                                           ===================       ===================       ===================

                                                        See accompanying notes.

                                                   PROFUTURES DIVERSIFIED FUND, L.P.
                                     STATEMENTS OF CHANGES IN PARTNERS' CAPITAL (NET ASSET VALUE)
                                         For the Years Ended December 31, 2005, 2004 and 2003

                                                            ---------------


                                           Total                                      Partners' Capital
                                         Number of           ---------------------------------------------------------------------
                                           Units                  General                 Limited                   Total
                                    --------------------     -------------------    --------------------     ---------------------
Balances at December 31, 2002                    14,129              $  511,577            $ 31,618,764              $ 32,130,341

Net income for the year
    ended December 31, 2003                                              72,987               4,389,347                 4,462,334

Redemptions                                     (1,188)                       -             (2,966,994)               (2,966,994)
                                    --------------------     -------------------    --------------------     ---------------------

Balances at December 31, 2003                    12,941                 584,564              33,041,117                33,625,681

Net income for the year
    ended December 31, 2004                                              22,820               1,229,095                 1,251,915

Redemptions                                     (1,059)                       -             (2,795,943)               (2,795,943)
                                    --------------------     -------------------    --------------------     ---------------------

Balances at December 31, 2004                    11,882                 607,384              31,474,269                32,081,653

Net income for the year
    ended December 31, 2005                                              52,860               3,213,215                 3,266,075

Redemptions                                     (1,548)               (100,000)             (4,307,090)               (4,407,090)
                                    --------------------     -------------------    --------------------     ---------------------

Balances at December 31, 2005                    10,334      $          560,244     $        30,380,394      $         30,940,638
                                    ====================     ===================    ====================     =====================


                                                         Net Asset Value Per Unit
                                    --------------------------------------------------------------------

                                                                December 31,
                                           2005                     2004                   2003
                                    --------------------     -------------------    --------------------

                                    $          2,994.02      $         2,699.92     $          2,598.48
                                    ====================     ===================    ====================



                            See accompanying notes.

                       PROFUTURES DIVERSIFIED FUND, L.P.
                         NOTES TO FINANCIAL STATEMENTS

                                ---------------


Note 1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          -----------------------------------------------------------

          A.   General Description of the Partnership

               ProFutures Diversified Fund, L.P. (the Partnership) is a Delaware limited partnership which operates as a commodity investment pool. The Partnership engages in the speculative trading of futures contracts, physical commodities and interbank forward currency contracts.

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

          D.   Futures and Forward Currency Contracts

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

          E.   Physical Commodities

               Physical commodities are stated at the market price on the valuation date. Transactions are recorded on the trade date. Realized gains and losses from physical commodity transactions are determined using the identified cost method. Any change in net unrealized gain or loss from the preceding period is reported in the statement of operations. Storage fees, sales commissions and delivery charges are reflected as an adjustment to cost or proceeds at the time of the transaction.

          F.   Brokerage Commissions

               Brokerage commissions include other trading fees and are charged to expense when contracts are opened.

                       PROFUTURES DIVERSIFIED FUND, L.P.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                ---------------

Note 1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          -----------------------------------------------------------
          (CONTINUED)
          ----------

          G.   Income Taxes

               The Partnership prepares calendar year U.S. and applicable state information tax returns and reports to the partners their allocable shares of the Partnership's income, expenses and trading gains or losses.

          H.   Foreign Currency Transactions

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

          I.   Statements of Cash Flows

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

          Total management fees earned by ProFutures, Inc. for the years ended December 31, 2005, 2004 and 2003 were $1,201,191, $1,050,783 and
          $1,026,367, respectively. Management fees payable to ProFutures, Inc. as of December 31, 2005 and 2004 were $98,289 and $101,471, respectively.

Note 3.   CONSULTANTS
          -----------

          On October 25, 2004, the Partnership entered into a consulting agreement effective November 1, 2004, with Altegris Investments, Inc. (Altegris), whereby Altegris will recommend the selection and termination of the Partnership's trading advisors and the allocation and reallocation of the Partnership's assets. Pursuant to the consulting agreement, Altegris receives a monthly consulting fee equal to .0208% (.25% annually) of the Partnership's month-end Net Asset Value. The consulting fee (included in management fees in the statement of operations) earned by Altegris totaled $89,079 for the year ended December 31, 2005.

          Prior to October 15, 2004, Kenmar Global Strategies Inc. (Kenmar) assisted the General Partner in making decisions about which commodity trading advisors to hire, the allocations among the advisors and the day-to-day monitoring and risk management of the Partnership's trading activities. Kenmar received a monthly management fee of 1/12 of 1% (1% annually) of month-end Net Asset Value. Effective October 15, 2004, ProFutures, Inc. terminated the consulting agreement between Kenmar and the Partnership. Accordingly, Kenmar was paid a pro rated monthly management fee for the period October 1, 2004 through October 15, 2004. Management fees earned by Kenmar totaled $266,317 and $342,122 for the years ended December 31, 2004 and 2003, respectively.

Note 4.   COMMODITY TRADING ADVISORS
          --------------------------

          The Partnership has trading advisory contracts with several commodity trading advisors to furnish investment management services to the Partnership. The trading advisors receive management fees ranging from 1% to 2% annually of Allocated Net Asset Value (as defined in each respective trading advisory contract). In addition, the trading advisors receive quarterly incentive fees ranging from 20% to 25% of Trading Profits (as defined). Total management fees earned by the trading advisors amounted to $837,640, $829,419 and $762,463 for the years ended December 31, 2005, 2004 and 2003, respectively.

Note 5.   DEPOSITS WITH BROKER
          --------------------

          The Partnership deposits funds with MFI (ABN prior to October 2004) to act as broker, subject to Commodity Futures Trading Commission regulations and various exchange and broker requirements. Margin requirements are satisfied by the deposit of cash with such broker. Accordingly, assets used to meet margin and other broker or regulatory requirements are partially restricted. The Partnership earns interest income on its assets deposited with the broker.

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

Note 7.   TRADING ACTIVITIES AND RELATED RISKS
          ------------------------------------

          The Partnership engages in the speculative trading of U.S. and foreign futures contracts, physical commodities and forward currency contracts (collectively, "derivatives"). The Partnership is exposed to both market risk, the risk arising from changes in the market value of the contracts, and credit risk, the risk of failure by another party to perform according to the terms of a contract.

          Purchase and sale of futures contracts and physical commodities requires margin deposits with the broker. Additional deposits may be necessary for any loss on contract value. The Commodity Exchange Act requires a broker to segregate all customer transactions and assets from such broker's proprietary activities. A customer's cash and other property (for example, U.S. Treasury bills) deposited with a broker are considered commingled with all other customer funds subject to the broker's segregation requirements. In the event of a broker's insolvency, recovery may be limited to a pro rata share of segregated funds available. It is possible that the recovered amount could be less than total cash and other property deposited.

          For derivatives, risks arise from changes in the market value of the contracts. Theoretically, the Partnership is exposed to a market risk equal to the notional contract value of futures and forward currency contracts purchased and unlimited liability on such contracts sold short. The Partnership is also exposed to market risk on physical commodities equal to the market value of physical commodities owned.

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

                       PROFUTURES DIVERSIFIED FUND, L.P.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                ---------------

Note 8.   INDEMNIFICATIONS
          ----------------

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

Note 9.   FINANCIAL HIGHLIGHTS
          --------------------

          The following information presents per unit operating performance data and other supplemental financial data for the years ended December 31, 2005, 2004 and 2003. This information has been derived from information presented in the financial statements.

                                                                                2005           2004           2003
                                                                                ----           ----           ----
           Per Unit Performance
           (for a unit outstanding throughout the entire year)
           ---------------------------------------------------
           Net asset value per unit at beginning of year                      $2,699.92      $2,598.48       $2,274.04
                                                                            ------------   ------------    ------------
           Income (loss) from operations:
                Total trading gains (1)                                          504.78         346.95          573.64
                Net investment (loss) (1)                                       (210.68)       (245.51)        (249.20)
                                                                            ------------   ------------    ------------
                      Total income from operations                               294.10         101.44          324.44
                                                                            ------------   ------------    ------------
           Net asset value per unit at end of year                            $2,994.02      $2,699.92       $2,598.48
                                                                            ============   ============    ============
           Total Return                                                           10.89 %         3.90 %         14.27 %
                                                                            ============   ============    ============
           Supplemental Data

           Ratios to average net asset value:
                Expenses prior to incentive fees                                   7.60 %         7.19 %          6.83 %
                Incentive fees                                                     2.70 %         3.47 %          4.33 %
                                                                            ------------   ------------    ------------
                      Total expenses                                              10.30 %        10.66 %         11.16 %
                                                                            ============   ============    ============
                Net investment (loss) (2)                                         (4.79)%        (5.85)%         (5.79)%
                                                                            ============   ============    ============

          Total returns are calculated based on the change in value of a unit during the year. An individual partner's total returns and ratios may vary from the above total returns and ratios based on the timing of redemptions.


          ------------------------
          (1) The net investment (loss) per unit is calculated by dividing the net investment (loss) by the average number of units outstanding during the year. Total trading gains is a balancing amount necessary to reconcile the change in net asset value per unit with the other per unit information. Such balancing amount may differ from the calculation of total trading gains per unit due to the timing of trading gains and losses during the year relative to the number of units outstanding.
          (2)  Excludes incentive fees.