Form 10-K, Exhibit 13
period 2006-12-31
PROFUTURES DIVERSIFIED FUND L P
filed 2007-04-02
CIK 812192

Exhibit 13.1
                                                                   ------------


                       PROFUTURES DIVERSIFIED FUND, L.P.

                                 ANNUAL REPORT

                               December 31, 2006

                       PROFUTURES DIVERSIFIED FUND, L.P.



                             ----------------------

                               TABLE OF CONTENTS
                             ----------------------


                                                                          PAGES
                                                                          -----


Affirmation of the Commodity Pool Operator                                    1

Report of Independent Registered Public Accounting Firm                       2

Report of Independent Registered Public Accounting Firm                       3

Financial Statements

   Statements of Financial Condition                                          4

   Condensed Schedules of Investments                                         5

   Statements of Operations                                                   6

   Statements of Changes in Partners' Capital (Net Asset Value)               7

   Notes to Financial Statements                                         8 - 15

                       PROFUTURES DIVERSIFIED FUND, L.P.
                   AFFIRMATION OF THE COMMODITY POOL OPERATOR
                               ---------------













To the best of the knowledge and belief of the undersigned, the information contained in the Annual Report for the year ended December 31, 2006 is accurate and complete.






                                       /s/ Gary D. Halbert
                                       ---------------------------------------
                                       Gary D. Halbert, President
                                       ProFutures, Inc.
                                       PROFUTURES DIVERSIFIED FUND, L.P.

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            -------------------------------------------------------


To the Partners
ProFutures Diversified Fund, L.P.

We have audited the accompanying statements of financial condition of ProFutures Diversified Fund, L.P., including the condensed schedules of investments, as of December 31, 2006 and 2005, and the related statements of operations and changes in partners' capital (net asset value) for the years ended December 31, 2006 and 2005. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits. The Partnership has an investment in Winton Futures Fund at December 31, 2006. The value of the investment at December 31, 2006 of $9,338,122 is derived from financial statements audited by other auditors whose reports haven been furnished to us, and our opinion, insofar as it relates to the investment, is based primarily on the reports of such other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ProFutures Diversified Fund, L.P. as of December 31, 2006 and 2005, and the results of its operations and the changes in its net asset values for the years ended December 31, 2006 and 2005, in conformity with accounting principles generally accepted in the United States of America.




/s/ KBA Group LLP
Dallas, Texas
April 2, 2007

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            -------------------------------------------------------


To the Partners
ProFutures Diversified Fund, L.P.


We have audited the accompanying statement of operations and changes in partners' capital (net asset value) of ProFutures Diversified Fund, L.P. for the year ended December 31, 2004. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and the changes in net asset value of ProFutures Diversified Fund, L.P. for the year ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.


                  /s/ ARTHUR F. BELL, JR. & ASSOCIATES, L.L.C.


Hunt Valley, Maryland
March 24, 2005

                         PROFUTURES DIVERSIFIED FUND, L.P.
                         STATEMENTS OF FINANCIAL CONDITION
                            December 31, 2006 and 2005
                               --------------------

                                                                           2006                       2005
                                                                           ----                       ----
ASSETS

    Equity in broker trading accounts
        Cash                                                         $        13,325,595       $     22,398,315
        Option premiums (received) paid                                         (63,125)                 23,550
        Unrealized gain (loss) on open contracts                                 483,877              (761,849)
                                                                     --------------------      -----------------

                Deposits with broker                                          13,746,347             21,660,016

    Cash                                                                           3,204                  2,648
    Cash deposits in forward trading collateral accounts                       5,412,319             10,674,912
    Net premiums paid on options
        on forward currency contracts                                              3,294                      -
    Unrealized gain (loss) on open forward currency contracts                    371,164              (326,881)
    Investment in Winton Futures Fund, L.P. (US)                               9,338,122                      -
                                                                     --------------------      -----------------

                Total assets                                         $        28,874,450       $     32,010,695
                                                                     ====================      =================

LIABILITIES

    Accounts payable                                                 $            54,006       $         51,071
    Commissions and other trading fees
        on open contracts                                                          5,951                 40,880
    Incentive fees payable                                                        62,651                296,921
    Management fees payable (includes $89,607 and $98,289
        payable to the General Partner at December 31, 2006
        and 2005, respectively)                                                  238,977                280,502
    Redemptions payable                                                          338,753                400,683
                                                                     --------------------      -----------------

                Total liabilities                                                700,338              1,070,057
                                                                     --------------------      -----------------

PARTNERS' CAPITAL (Net Asset Value)

    General Partner - 187 units outstanding
        at December 31, 2006 and 2005                                            592,117                560,244
    Limited Partners - 8,716 and 10,147 units
        outstanding at December 31, 2006 and 2005                             27,581,995             30,380,394
                                                                     --------------------      -----------------

                Total partners' capital
                    (Net Asset Value)                                         28,174,112             30,940,638
                                                                     --------------------      -----------------

                                                                     $        28,874,450       $     32,010,695
                                                                     ====================      =================

                            See Accompanying Notes.

                       PROFUTURES DIVERSIFIED FUND, L.P.
                       CONDENSED SCHEDULE OF INVESTMENTS
                           December 31, 2006 and 2005
                              --------------------

LONG FUTURES CONTRACTS                              2006                      2005
----------------------                    -----------------------   -----------------------
                                                       % of Net                    % of Net
                                                         Asset                       Asset
         Description                        Value        Value         Value         Value
         -----------                        -----      -------         -----       -------

         Agricultural                     $    (480)    (0.00)%    $   119,327       0.38%

         Currency                                38      0.00%         (35,303)     (0.11)%

         Energy                             (99,060)    (0.35)%        (93,005)     (0.30)%

         Interest rate                      (50,146)    (0.18)%        293,053       0.95%

         Metal (1)                          (18,666)    (0.07)%     15,167,433      49.01%

         Stock index                        193,440      0.69%         (26,086)     (0.08)%
                                          ---------    -------     ------------    --------

         Total long futures contracts     $  25,126      0.09%     $15,425,419      49.85%
                                          ---------    -------     ------------    --------

SHORT FUTURES CONTRACTS
-----------------------
         Description
         -----------

         Agricultural                     $     213      0.00%      $  (89,987)     (0.29)%

         Currency                            62,245      0.22%         (30,428)     (0.10)%

         Energy                              18,760      0.07%         (33,372)     (0.11)%

         Interest rate                      333,242      1.18%         185,871       0.60%

         Metal (2)                           33,416      0.12%     (16,231,246)    (52.45)%

         Stock index                              -      0.00%          16,694       0.05%
                                          ---------    -------     ------------    --------

         Total short futures contracts    $ 447,876      1.59%     (16,182,468)    (52.30)%
                                          ---------    -------     ------------    --------

         Total futures contracts          $ 473,002      1.68%     $  (757,049)     (2.45)%
                                          =========     ======     ============    ========

PURCHASED OPTIONS ON FUTURES CONTRACTS
--------------------------------------

         Agricultural options                     -      0.00%           5,550       0.02%

         Energy options                           -      0.00%          13,200       0.04%
                                          ---------     ------     ------------    --------

         Total purchased options on
         futures contracts (premiums
         paid - $0 and $23,550,
         respectively)                    $       -      0.00%     $    18,750       0.06%
                                          =========     ======     ============    ========

WRITTEN OPTIONS ON FUTURES CONTRACTS
------------------------------------

         Stock index                      $ (52,250)    (0.19)%    $         -       0.00%
                                          ---------    -------     ------------    --------

         Total written options on
         futures contracts (premiums
         received - $63,125 and $0,
         respectively)                    $ (52,250)    (0.19)%    $         -       0.00%
                                          =========    =======     ============    ========


   (1) As of December 31, 2005, there were certain long metal futures contracts with an aggregate value above 5% of Net Asset Value, consisting of 903 LME aluminum futures contracts, expiration dates 1/06 - 12/09, at a value of $4,729,465 (15.28% of Net Asset Value) and 715 LME copper futures contracts, expiration dates 1/06 - 12/08, at a value of $9,524,486 (30.78% of Net Asset Value).

   (2) As of December 31, 2005, there were certain short metal futures contracts with an aggregate value above 5% of Net Asset Value, consisting of 883 LME aluminum futures contracts, expiration dates 1/06
       - 12/09, at a value of $(5,296,278) (17.12% of Net Asset Value) and 708
       LME copper futures contracts, expiration dates 1/06 - 12/08, at a value of $(10,252,843) (33.14% of Net Asset Value).

                       PROFUTURES DIVERSIFIED FUND, L.P.
                            STATEMENTS OF OPERATIONS
              For the Years Ended December 31, 2006, 2005 and 2004
                                ---------------

                                                2006              2005             2004
                                                ----              ----             ----
TRADING GAINS (LOSSES)
    Gain (loss) from futures and options
    on futures trading
        Realized                            $   2,245,198     $   6,184,059    $   6,744,693
        Change in unrealized                    1,245,726        (1,275,765)      (1,502,106)
        Brokerage commissions                    (778,830)       (1,141,416)        (856,269)
                                            --------------    --------------   --------------

        Gain from futures and options on
        futures trading                         2,712,094         3,766,878        4,386,318
                                            --------------    --------------   --------------

        Realized gain from investment in
        physical commodities                            -           580,729                -
                                            --------------    --------------   --------------

    Gain (loss) from trading of forward
        currency contracts and options on
        forward currency contracts
        Realized                                 (691,720)        1,320,214          805,336
        Change in unrealized                      698,045           (47,561)        (882,202)
                                            --------------    --------------   --------------

    Gain (loss) from forward
        currency contracts and options
        on forward currency contracts               6,325         1,272,653          (76,866)
                                            --------------    --------------   --------------
    Change in unrealized gain
       from investment in Winton
       Futures Fund, L.P. (US)                    398,122                 -                -
                                            --------------    --------------   --------------

          Total trading gains                   3,116,541         5,620,260        4,309,452
                                            --------------    --------------   --------------

NET INVESTMENT INCOME (LOSS)
    Income
        Interest income                         1,292,259           882,295          442,893
                                            --------------    --------------   --------------

    Expenses
        Incentive fees                            530,112           849,102        1,138,118
        Management fees (includes
          $1,128,704, $1,201,191,
          $1,050,783 charged by the
          General Partner for the years
          ended December 31, 2006, 2005,
          and 2004, respectively)               1,944,002         2,118,910        2,160,170
        Operating expenses                        325,870           268,468          202,142
                                            --------------    --------------   --------------

                Total expenses                  2,799,984         3,236,480        3,500,430
                                            --------------    --------------   --------------

                Net investment (loss)          (1,507,725)       (2,354,185)      (3,057,537)
                                            --------------    --------------   --------------

                NET INCOME                  $   1,608,816     $   3,266,075    $   1,251,915
                                            ==============    ==============   ==============

NET INCOME PER GENERAL
    AND LIMITED PARTNER UNIT
     (based on weighted average number
     of units outstanding during the year
     of 9,746, 11,174 and 12,454,
     respectively)                          $      165.07     $      292.29    $      100.52
                                            ==============    ==============   ==============

INCREASE IN NET ASSET VALUE
    PER GENERAL AND LIMITED
    PARTNER UNIT                            $      170.33     $      294.10    $      101.44
                                            ==============    ==============   ==============


                            See accompanying notes.

                       PROFUTURES DIVERSIFIED FUND, L.P.
          STATEMENTS OF CHANGES IN PARTNERS' CAPITAL (NET ASSET VALUE)
              For the Years Ended December 31, 2006, 2005 and 2004
                                ---------------

                                           Total

                                         Number of                              Partners' Capital
                                                           --------------------------------------------------------------
                                           Units                General               Limited                Total
                                    ------------------     -----------------    ------------------     ------------------
Balances at December 31, 2003                  12,941               584,564            33,041,117             33,625,681
Net income for the year
    ended December 31, 2004                                          22,820             1,229,095              1,251,915

Redemptions                                    (1,059)                    -            (2,795,943)            (2,795,943)
                                    ------------------     -----------------    ------------------     ------------------

Balances at December 31, 2004                  11,882               607,384            31,474,269             32,081,653
Net income for the year
    ended December 31, 2005                                          52,860             3,213,215              3,266,075

Redemptions                                    (1,548)             (100,000)           (4,307,090)            (4,407,090)
                                    ------------------     -----------------    ------------------     ------------------

Balances at December 31, 2005                  10,334               560,244            30,380,394             30,940,638
Net income for the year
    ended December 31, 2006                                          31,873             1,576,943              1,608,816

Redemptions                                    (1,431)                    -            (4,375,342)            (4,375,342)
                                    ------------------     -----------------    ------------------     ------------------

Balances at December 31, 2006                   8,903       $       592,117     $      27,581,995      $      28,174,112
                                    ==================     =================    ==================     ==================

                                                       Net Asset Value Per Unit
                                    ----------------------------------------------------------------

                                                              December 31,
                                         2006                     2005                 2004
                                    ------------------     -----------------    ------------------

                                    $    3,164.35          $    2,994.02        $     2,699.92
                                    ==================     =================    ==================




                            See accompanying notes.

                       PROFUTURES DIVERSIFIED FUND, L.P.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                ---------------

Note 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
        -----------------------------------------------------------

        A.  General Description of the Partnership

            ProFutures Diversified Fund, L.P. (the Partnership) is a Delaware limited partnership, which operates as a commodity investment pool. The Partnership engages in the speculative trading of futures contracts, options on futures contracts, physical commodities, interbank forward currency contracts and options on interbank forward currency contracts. The Partnership closed to investors in 1995 and will terminate at the end of December 2012, at which time the remaining assets will be distributed.

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

        D.  Use of Estimates

            The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from the estimates and assumptions utilized.

        E.  Cash and Cash Equivalents

            Cash and cash equivalents includes cash and investments in money market mutual funds.

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

        G.  Physical Commodities

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

        H.  Income Taxes

            The Partnership prepares calendar year U.S. and applicable state information tax returns and reports to the partners their allocable shares of the Partnership's income, expenses and trading gains or losses.

        I.  Foreign Currency Transactions

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

        J. Investment in Winton Futures Fund, L.P. (US)

            The Partnership's investment in Winton Futures Fund, L.P. (US) is reported in the statement of financial condition at fair value. Fair value ordinarily is the value determined by Winton Futures Fund, L.P. (US) in accordance with its valuation policies and as reported by their management at the time of the Partnership's valuation. Generally, the fair value of the Partnership's investment in Winton Futures Fund, L.P. (US) represents the amount that the Partnership could reasonably expect to receive from Winton Futures Fund, L.P. (US) if the Partnership's investment was redeemed at the time of valuation, based on information reasonably available at the time the valuation is made and that the Partnership believes to be reliable.

                       PROFUTURES DIVERSIFIED FUND, L.P.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                ---------------

Note 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
        -----------------------------------------------------------
        (CONTINUED)
        -----------

        K.  Redemptions of Units

            Redemptions payable at December 31, 2006 represents redemptions approved by the General Partner prior to January 1, 2007, which are not effective until January 2, 2007.

        L.  Brokerage Commissions
            Brokerage commissions include other trading fees and are charged to expense when contracts are opened.

        M.  Statements of Cash Flows

            The Partnership has elected not to provide statements of cash flows as permitted by Statement of Financial Accounting Standards No. 102
            - "Statement of Cash Flows - Exemption of Certain Enterprises and Classification of Cash Flows from Certain Securities Acquired for Resale."

        N.  Recently Issued Accounting Pronouncements

            In July 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48 (FIN 48) entitled "Accounting For Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109." FIN 48 prescribes the minimum recognition threshold a tax position must meet in connection with accounting for uncertainties in income tax positions taken or expected to be taken by an entity before being measured and recognized in the financial statements. Adoption of FIN 48 is required for fiscal years beginning after December 15, 2006. The implementation of FIN 48 is not expected to have a material impact on the Partnership's financial statements.

            In September 2006, FASB issued Statement of Financial Accounting Standards No. 157, "Fair Value Measurements" (FAS 157). FAS 157 defines fair value, establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America, and expands disclosures about fair value measurements. While FAS 157 does not require any new fair value measurements, for some entities, the application of FAS 157 may change current practice. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The implementation of FAS 157 is not expected to have a material impact on the Partnership's financial statements.

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

        The Partnership pays the General Partner a monthly management fee of 1/4 of 1% (3% annually) of month-end Net Asset Value. The General Partner receives an additional monthly management fee of .0625% (.75% annually) of the Partnership's month-end Net Asset Value for consulting services rendered to the Partnership.

        Total management fees earned by ProFutures, Inc. for the years ended December 31, 2006, 2005 and 2004 were $1,128,704, $1,201,191 and
        $1,050,783, respectively. Management fees payable to ProFutures, Inc. as of December 31, 2006 and 2005 were $89,607 and $98,289, respectively.

Note 3. CONSULTANTS
        -----------

        On October 25, 2004, the Partnership entered into a consulting agreement effective November 1, 2004, with Altegris Investments, Inc. (Altegris), whereby Altegris will recommend the selection and termination of the Partnership's trading advisors and the allocation and reallocation of the Partnership's assets. Pursuant to the consulting agreement, Altegris receives a monthly consulting fee equal to .0208% (.25% annually) of the Partnership's month-end Net Asset Value. The consulting fee (included in management fees in the statement of operations) earned by Altegris for the years ended December 31, 2006, 2005 and 2004 were $75,247, $80,079 and $13,651, respectively.

                       PROFUTURES DIVERSIFIED FUND, L.P.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                ---------------

Note 3. CONSULTANTS (CONTINUED)
        -----------------------

        Prior to October 15, 2004, Kenmar Global Strategies Inc. (Kenmar) assisted the General Partner in making decisions about which commodity trading advisors to hire, the allocations among the advisors and the day-to-day monitoring and risk management of the Partnership's trading activities. Kenmar received a monthly management fee of 1/12 of 1% (1% annually) of month-end Net Asset Value. Effective October 15, 2004, ProFutures, Inc. terminated the consulting agreement between Kenmar and the Partnership. Accordingly, Kenmar was paid a pro rated monthly management fee for the period October 1, 2004 through October 15, 2004. Management fees earned by Kenmar totaled $266,317 for the year ended December 31, 2004.

Note 4. COMMODITY TRADING ADVISORS
        --------------------------

        The Partnership has trading advisory contracts with several commodity trading advisors to furnish investment management services to the Partnership. The trading advisors receive management fees ranging from 1% to 2% annually of Allocated Net Asset Value (as defined in each respective trading advisory contract). In addition, the trading advisors receive quarterly incentive fees ranging from 20% to 25% of Trading Profits (as defined). Total management fees earned by the trading advisors amounted to $740,051, $837,640 and $829,419 for the years ended December 31, 2006, 2005 and 2004, respectively. Total incentive fees earned by the trading advisors amounted to $530,112, $849,102 and $1,138,118 for the years ended December 31, 2006, 2005 and 2004, respectively.

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

Note 6. INVESTMENT IN WINTON FUTURES FUND, L.P. (US)
        --------------------------------------------

        On November 1, 2006, the Partnership invested in Class B Interests of Winton Futures Fund, L.P. (US) (the "Winton Fund"). This investment is subject to the terms of the Agreement of Limited Partnership of the Winton Fund. The General Partner of the Winton Fund is Altegris Portfolio Management, Inc., an affiliate of Altegris Investments, Inc.

        Summarized information for this investment for the period ended December 31, 2006 is as follows:

                  Net Asset Value
                        December 31, 2005           $         0

                  Additions                           9,000,000

                  Income                                398,122

                  Redemptions                           (60,000)
                                                    ------------
                  Net Asset Value
                        December 31, 2006           $ 9,338,122
                                                    ============

                       PROFUTURES DIVERSIFIED FUND, L.P.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                ---------------

Note 6. INVESTMENT IN WINTON FUTURES FUND, L.P. (US) (CONTINUED)
        --------------------------------------------------------

        Class B Interests of the Winton Fund are charged management fees of 1.75% annually and incentive fees of 20% of trading profits. For 2006, the Partnership's proportionate share of management fees and incentive fees charged by the Winton Fund were approximately $27,000 and $91,000, respectively.

        As of December 31, 2006, the Partnership's investment in the Winton Fund represents 16.34% of the total net asset value of the Winton Fund.

        The Partnership may redeem any or all of its investment in the Winton Fund at the end of any calendar month on 15 days prior written notice.

Note 7. SUBSCRIPTIONS, DISTRIBUTIONS AND REDEMPTIONS
        --------------------------------------------

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

Note 8. TRADING ACTIVITIES AND RELATED RISKS
        ------------------------------------

        The Partnership engages in the speculative trading of U.S. and foreign futures contracts, options on U.S. and foreign futures contracts, physical commodities, forward currency contracts and options on forward currency contracts (collectively, "derivatives"). The Partnership is exposed to both market risk, the risk arising from changes in the market value of the contracts, and credit risk, the risk of failure by another party to perform according to the terms of a contract.

        Purchase and sale of futures and options on futures contracts and physical commodities requires margin deposits with the broker. Additional deposits may be necessary for any loss on contract value. The Commodity Exchange Act requires a broker to segregate all customer transactions and assets from such broker's proprietary activities. A customer's cash and other property (for example, U.S. Treasury bills) deposited with a broker are considered commingled with all other customer funds subject to the broker's segregation requirements. In the event of a broker's insolvency, recovery may be limited to a pro rata share of segregated funds available. It is possible that the recovered amount could be less than total cash and other property deposited.

        For derivatives, risks arise from changes in the market value of the contracts. Theoretically, the Partnership is exposed to a market risk equal to the notional contract value of futures and forward currency contracts purchased and unlimited liability on such contracts sold short. As both a buyer and seller of options, the Partnership pays or receives a premium at the outset and then bears the risk of unfavorable changes in the price of the contract underlying the option. Written options expose the Partnership to potentially unlimited liability, and purchased options expose the Partnership to a risk of loss limited to the premiums paid. The Partnership is also exposed to market risk on physical commodities equal to the market value of physical commodities owned.

                       PROFUTURES DIVERSIFIED FUND, L.P.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                ---------------

Note 8. TRADING ACTIVITIES AND RELATED RISKS (CONTINUED)
        ------------------------------------------------

        The Partnership has a portion of its assets on deposit with a financial institution in connection with its trading of forward currency contracts and its cash management activities. Cash deposited with brokers and dealers in securities and other financial institutions in connection with the Partnership's trading of forward currency and other derivative contracts are partially restricted due to deposit or margin requirements. In the event of a financial institution's insolvency, recovery of Partnership assets on deposit may be limited to account insurance or other protection afforded such deposits. Since forward currency contracts are traded in unregulated markets between principals, the Partnership also assumes the risk of loss from counterparty nonperformance.

        The Partnership's investment in Winton Futures Fund, L.P. (US) is subject to the market and credit risks of futures contracts held or sold short by Winton Futures Fund, L.P. (US). The Partnership bears the risk of loss only to the extent of the market value of its respective investment and, in certain specific circumstances, distributions and redemptions received.

        The General Partner has established procedures to actively monitor market risk and minimize credit risk, although there can be no assurance that it will, in fact, succeed in doing so. The General Partner's basic market risk control procedures consist of continuously monitoring the trading activity of the various commodity trading advisors, with the actual market risk controls being applied by Altegris (Kenmar prior to October 15, 2004), as a consultant, and the advisors themselves. The General Partner seeks to minimize credit risk primarily by depositing and maintaining the Partnership's assets at financial institutions and brokers, which the General Partner believes to be creditworthy. The Limited Partners bear the risk of loss only to the extent of the market value of their respective investments and, in certain specific circumstances, distributions and redemptions received.

Note 9. INDEMNIFICATIONS
        ----------------

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

                       PROFUTURES DIVERSIFIED FUND, L.P.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                ---------------

Note 10.   FINANCIAL HIGHLIGHTS
           --------------------

                  The following information presents per unit operating performance data and other supplemental financial data for the years ended December 31, 2006, 2005 and 2004. This information has been derived from information presented in the financial statements.

                                                                                2006           2005           2004
                                                                                ----           ----           ----
           Per Unit Performance
           (for a unit outstanding throughout the entire year)
           ---------------------------------------------------

           Net asset value per unit at beginning of year                      $2,994.02      $2,699.92       $2,598.48
                                                                              ----------     -----------     ---------
           Income (loss) from operations:
                Total trading gains (1)                                          325.03         504.78          346.95
                Net investment (loss) (1)                                       (154.70)       (210.68)        (245.51)
                                                                              -----------    -----------     -----------
                      Total income from operations                               170.33         294.10          101.44
                                                                              -----------    -----------     -----------
           Net asset value per unit at end of year                            $3,164.35      $2,994.02       $2,699.92
                                                                              ===========    ===========     ===========
           Total Return                                                            5.69%         10.89%           3.90%
                                                                              ===========    ===========     ===========
           Supplemental Data

           Ratios to average net asset value: (2)
                Expenses prior to incentive fees                                   7.63%          7.60%           7.19%
                Incentive fees                                                     1.78%          2.70%           3.47%
                                                                              -----------    -----------     -----------
                      Total expenses                                               9.41%         10.30%          10.66%
                                                                              ===========    ===========     ===========
                Net investment (loss) (3)                                         (3.29)%        (4.79)%         (5.85)%
                                                                              ===========    ===========     ===========


        Total returns are calculated based on the change in value of a unit during the year. An individual partner's total returns and ratios may vary from the above total returns and ratios based on the timing of redemptions.



-----------------
(1) The net investment (loss) per unit is calculated by dividing the net investment (loss) by the average number of units outstanding during the year. Total trading gains is a balancing amount necessary to reconcile the change in net asset value per unit with the other per unit information. Such balancing amount may differ from the calculation of total trading gains per unit due to the timing of trading gains and losses during the year relative to the number of units outstanding.

(2) Excludes the Partnership's proportionate share of expenses and net investment income (loss) from Winton Futures Fund, L.P. (US).

(3)   Excludes incentive fee