Form 10-K/A, Exhibit 13
period 2006-12-31
PROFUTURES DIVERSIFIED FUND L P
filed 2007-08-23
CIK 812192

Exhibit 13.2

                WINTON FUTURES FUND, L.P. (US)
                (A Colorado Limited Partnership)

                FINANCIAL STATEMENTS

                YEARS ENDED
                December 31, 2006 AND 2005

AFFIRMATION OF THE COMMODITY POOL OPERATOR

To the Partners of
Winton Futures Fund, L.P. (US)

To the best of the knowledge and belief of the undersigned, the information contained in this Annual Report for the years ended December 31, 2006 and 2005 is accurate and complete.

By: /s/ Robert J Amedeo
Altegris Portfolio Management, Inc. Commodity Pool Operator for Winton Futures Fund, L.P. (US) By: Robert J. Amedeo, Vice President

WINTON FUTURES FUND, L.P. (US)
(A Colorado Limited Partnership)

TABLE OF CONTENTS

Page

Independent Auditors’ Report	3

Statements of Financial Condition	4

Condensed Schedules of Investments	5 - 6

Statements of Operations	7

Statements of Changes in Partners’ Capital	8

Statements of Cash Flows	9

Notes to Financial Statements	10 – 13

INDEPENDENT AUDITORS' REPORT

To the Partners of

Winton Futures Fund, L.P. (US)

We have audited the accompanying statements of financial condition, including the condensed schedules of investments of Winton Futures Fund, L.P. (US) (A Colorado Limited Partnership) as of December 31, 2006 and 2005, and the related statements of operations, changes in partners’ capital and cash flows for the years then ended.  These financial statements are the responsibility of the Partnership's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Winton Futures Fund, L.P. (US) as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Spicer Jeffries LLP

Greenwood Village, Colorado

March 16, 2007

WINTON FUTURES FUND, L.P. (US)

(A Colorado Limited Partnership)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2006 AND 2005

ASSETS	2006	2005

CASH AND CASH EQUIVALENTS	$44,437,784	$16,653,156

EQUITY IN COMMODITY FUTURES
TRADING ACCOUNTS:
Man Financial Inc.:
Cash	20,786,496	7,705,384
Unrealized gain on open commodity futures contracts	2,094,290	698,276

OTHER ASSETS	56,373	13,001

	$67,374,943	$25,069,817

LIABILITIES AND PARTNERS’ CAPITAL

LIABILITIES (Notes 1 and 3):
Commissions payable	$35,826	$26,922
Accrued management fees	68,970	27,576
Accrued service fees	28,148	16,325
Accrued incentive fees	657,802	2,007
Redemptions payable	1,469,975	242,911
Subscriptions received in advance	7,929,000	450,000
Other Liabilities	24,127	18,069

Total liabilities	10,213,848	783,810

COMMITMENTS AND CONTINGENCIES (Notes 3 and 4)

PARTNERS’ CAPITAL (Note 2)
General Partner	2,543	2,242
Limited Partners	57,158,552	24,283,765

Total partners’ capital	57,161,095	24,286,007

	$67,374,943	$25,069,817

The accompanying notes are an integral part of these statements.                                                                                 4

WINTON FUTURES FUND, L.P. (US)

CONDENSED SCHEDULE OF INVESTMENTS
DECEMBER 31, 2006

	Range of Expiration Dates	Number of Contracts	Market Value	% of Partners Capital
INVESTMENTS AT DECEMBER 31, 2006:

LONG FUTURES CONTRACTS:
Agriculture	Feb – Mar 07	161	$48,855	0.09
Currencies	Mar 07 – Jun 08	1,209	126,408	0.22
Stock Indices	Jan – Mar 07	876	619,691	1.08
Metals	Jan – Apr 07	220	27,932	0.05
Treasury Rate	Mar – Jun 07	508	(205,689)	(0.36)

Total long futures contracts		2,974	617,197	1.08

SHORT FUTURES CONTRACTS:
Agriculture	Jan – May 07	214	(150,444)	(0.26)
Currencies	Mar – Sep 07	519	759,649	1.33
Energy	Jan – Mar 07	196	676,833	1.18
Stock Indices	Mar 07	161	36,847	0.06
Interest Rates	Mar 07 – Mar 08	1,578	214,535	0.38
Metals	Jan – Mar 07	63	(79,026)	(0.14)
Treasury Rates	Mar – Jun 07	396	18,699	0.03

Total short futures contracts		3,127	1,477,093	2.58

BALANCES, December 31, 2006		6,101	$2,094,290	3.66

The accompanying notes are an integral part of this statement.                                                                                           5

WINTON FUTURES FUND, L.P. (US)

CONDENSED SCHEDULE OF INVESTMENTS

DECEMBER 31, 2005

	Range of Expiration Dates	Number of Contracts	Market Value	% of Partners Capital
INVESTMENTS AT DECEMBER 31, 2005:

LONG FUTURES CONTRACTS:
Interest Rates	Mar – Jun 07	1,455	$320,030	1.32
Agriculture	Jan – Apr 06	117	37,726	0.16
Currencies	Jan – Jun 06	566	(131,694)	(0.54)
Metals	Jan – Apr 06	279	988,008	4.07
Stock Indices	Jan – Mar 06	666	(19,570)	(0.08)

Total long futures contracts		3,083	1,194,500	4.92

SHORT FUTURES CONTRACTS:
Interest Rates	Feb – Jun 07	930	146,912	0.60
Agriculture	Feb – May 06	257	(120,204)	(0.49)
Currencies	Mar – Jun 06	346	(65,459)	(0.27)
Metals	Jan – Mar 06	96	(380,071)	(1.56)
Energy	Jan – Feb 06	66	(79,767)	(0.33)
Stock Indices	Mar 06	141	2,365	0.01

Total short futures contracts		1,836	(496,224)	(2.04)

BALANCES, December 31, 2005		4,919	$698,276	2.88

The accompanying notes are an integral part of this statement.                                                                                        6

WINTON FUTURES FUND, L.P. (US)
(A Colorado Limited Partnership)

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005

REVENUE
Gains on trading of commodity futures contracts:
Realized gains on closed positions	$4,746,506	$304,100
Change in unrealized gains on open positions	1,396,014	526,377
Interest Income	1,783,498	425,802

Total income	7,926,018	1,256,279

EXPENSES (Notes 1 and 3):
Brokerage commissions and fees	676,866	590,607
General Partner management fees	582,575	175,442
Service fees	245,933	201,508
Incentive fees	925,800	231,189
Professional Fees	85,639	43,986

Total expenses	2,516,813	1,242,732

NET INCOME	$5,409,205	$13,547

The accompanying notes are an integral part of these statements.                                                                                    7

WINTON FUTURES FUND, L.P. (US)
(A Colorado Limited Partnership)

STATEMENT OF CHANGES IN PARTNERS’ CAPITAL
YEARS ENDED DECEMBER 31, 2006 AND 2005

		Limited Partners
	Total	Class A	Class B	Special Interests	General Partner

BALANCES, December 31, 2004	$7,666,212	$7,664,037	$-	$-	$2,175

Transfer	-	(5,969,606)	5,969,606	-	-

Capital additions	18,772,911	7,829,973	4,322,352	6,620,586	-

Capital withdrawals	(2,166,663)	(441,662)	(1,725,001)	-	-

Net income	13,547	450,677	(390,825)	(46,372)	67

BALANCES, December 31, 2005	24,286,007	9,533,419	8,176,132	6,574,214	2,242

Transfer	-	-	-	-	-

Capital additions, net	34,197,207	8,443,856	24,465,116	1,288,235	-

Capital withdrawals	(6,731,323)	(2,831,788)	(3,899,535)	-	-

Net income	5,409,205	1,569,448	2,786,282	1,053,174	301

BALANCES, December 31, 2006	$57,161,095	$16,714,934	$31,527,995	$8,915,623	$2,543

The accompanying notes are an integral part of these statements.                                                                                        8

WINTON FUTURES FUND, L.P. (US)
(A Colorado Limited Partnership)

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2006 AND 2005

	Year Ended December 31,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$5,409,205	$13,547
Adjustments to reconcile net income to net cash used in operating activities:
Increase in commodity futures trading accounts:
Cash	(13,081,112)	(4,373,640)
Unrealized gains on open commodity futures contracts	(1,396,014)	(526,377)
Increase in other assets	(43,372)	(9,798)
Increase in accrued management and service fees	53,217	25,699
Increase (decrease) in accrued incentive fees	655,795	(114,773)
Increase in other liabilities	6,058	10,725
Increase in commissions payable	8,904	19,410

Net cash used in operating activities	(8,387,319)	(4,955,207)

CASH FLOWS FROM FINANCING ACTIVITIES
Capital withdrawals	(5,504,260)	(1,923,752)
Capital contributions, net	41,676,207	18,342,911

Net cash provided by financing activities	36,171,947	16,419,159

NET INCREASE IN CASH AND CASH EQUIVALENTS	27,784,628	11,463,952

CASH AND CASH EQUIVALENTS, at beginning of year	16,653,156	5,189,204

CASH AND CASH EQUIVALENTS, at end of year	$44,437,784	$16,653,156

The accompanying notes are an integral part of these statements.                                                                                          9

WINTON FUTURES FUND, L.P. (US)
(A Colorado Limited Partnership)

NOTES TO FINANCIAL STATEMENTS

NOTE 1 -                                SIGNIFICANT ACCOUNTING POLICIES

Valuation of Investments

Open commodity futures contracts are valued at the closing market quotations on the last business day of the month.  Brokerage commissions are accrued on a full-turn basis.

Allocation of Income and Losses

Income and losses from Winton Futures Fund, L.P. (the "Partnership") are allocated pro rata among the partners based on their respective capital accounts as of the end of each month in which the items accrue.

Income Taxes

The Partnership is not subject to federal income taxes; each partner reports his allocable share of income, gain, loss, deductions or credits on his own income tax return.

Cash and Cash Equivalents

Cash equivalents represent short-term highly liquid investments with maturities of 90 days or less and include money market accounts, securities purchased under agreements to resell, commercial paper, and U.S. Government and agency obligations with variable rate and demand features that qualify them as cash equivalents.  These cash equivalents, with exception of securities purchased under agreement to resell, are stated at amortized cost, which approximates fair value.  Securities purchased under agreements to resell, with overnight maturity, are collateralized by U.S. Government and agency obligations, and are carried at the amounts at which the securities will subsequently be resold plus accrued interest.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

NOTE 2 -                                LIMITED PARTNERSHIP AGREEMENT

The Partnership was organized as a limited partnership in Colorado in March 1999, and will continue until December 31, 2035, unless sooner terminated as provided for in the Agreement of Limited Partnership.  The Partnership's general partner is Altegris Portfolio Management, Inc. (the "General Partner").  The General Partner may redeem any units of general partnership interest as of any month-end on the same terms as any Limited Partner.

10

WINTON FUTURES FUND, L.P. (US)
(A Colorado Limited Partnership)

NOTES TO FINANCIAL STATEMENTS
(Continued)

NOTE 3 -                                AGREEMENTS AND RELATED PARTIES

Advisory Contract

The Partnership's trading activities are conducted pursuant to an advisory contract with Winton Capital Management, Limited ("Advisor").  The Partnership pays the Advisor a quarterly incentive fee of 20% of the trading profits (as defined).  However, the quarterly incentive fee is payable only on cumulative profits achieved from commodity trading (as defined).

Brokerage Agreement

Man Financial Inc. acts as the Partnership's commodity broker (the “Clearing Broker”) pursuant to the terms of a brokerage agreement.  The agreement provides that the Partnership shall pay the Clearing Broker $9.75 per round-turn trade (inclusive of NFA fees) on all US exchanges and commodities traded on foreign exchanges.  These rates include give-up fees but do not include exchange for physical (EFP) and/or electronic exchange trading charges.

General Partner Management Fee

The General Partner receives from the Partnership a monthly management fee equal to 0.0625% (0.75% annually) for Class A, 0.146% (1.75% annually) for Class B, and currently 0.125% (1.5% annually) for Special Interests of the Partnership's management fee net asset value (as defined).  The General Partner may declare any limited partner a “Special Limited Partner” and the management fees or incentive fees charged to any such partner may be different than those charged to other limited partners.

Service Fees

Class A of the Partnership pays selling agents an ongoing payment of 0.166% of the month-end net asset value (2% annually) of the value of interests sold by them which are outstanding at month end as compensation for their continuing services to the limited partners.

Altegris Investments, Inc. (“Altegris”), an affiliate of the General Partner, is registered as a broker-dealer with the Securities and Exchange Commission and an independent introducing broker registered with the Commodity Futures Trading Commission. Altegris has entered into a selling agreement with the Partnership where it receives 2% per annum as continuing compensation for interests sold by Altegris that are outstanding at month end. Altegris, as the Partnership’s introducing broker, also receives a portion of the commodity brokerage commissions paid by the Partnership to the Clearing Broker and interest income retained by the Clearing Broker. For the years ended December 31, 2006 and 2005, commissions and continuing compensation received by Altegris amounted to $493,601 and $424,114, respectively.

11

WINTON FUTURES FUND, L.P. (US)
(A Colorado Limited Partnership)

NOTES TO FINANCIAL STATEMENTS
(Continued)

NOTE 4 -                                FINANCIAL INSTRUMENTS, OFF-BALANCE SHEET RISKS AND UNCERTAINTIES

The Partnership participates in the speculative trading of commodity futures contracts, substantially all of which are subject to margin requirements.  The minimum amount of margin required for each contract is set from time to time in response to various market factors by the respective exchanges.  Further, the Clearing Broker has the right to require margin in excess of the minimum exchange requirement.  Risk arises from changes in the value of these contracts (market risk) and the potential inability of brokers to perform under the terms of their contracts (credit risk).

All of the contracts currently traded by the Partnership are exchange traded.  The risks associated with exchange-traded contracts are generally perceived to be less than those associated with over the counter transactions since, in over the counter transactions, the Partnership must rely solely on the credit of their respective individual counterparties.  However if, in the future, the Partnership were to enter into non-exchange traded contracts, it would be subject to the credit risk associated with counterparty non-performance.  The credit risk from counterparty non-performance associated with such instruments is the net unrealized gain, if any.  The Partnership also has credit risk since the sole counterparty to all domestic futures contracts is the exchange clearing corporation.  In addition, the Partnership bears the risk of financial failure by the Clearing Broker.

The Partnership's policy is to continuously monitor its exposure to market and counterparty risk through the use of a variety of financial, position and credit exposure reporting and control procedures.  In addition, the Partnership has a policy of reviewing the credit standing of each clearing broker or counterparty with which it conducts business.

The Partnership has cash in banks in excess of the FDIC insurance coverage of $100,000.  At December 31, 2006, the Partnership had $7,831,320 in excess of this requirement and which is subject to loss should the bank cease operations.

NOTE 5 -                                FINANCIAL HIGHLIGHTS

The following information presents the financial highlights of the Partnership for the years ended December 31, 2006 and 2005.  This information has been derived from information presented in the financial statements.

	2006
	Class A	Class B	Special Interests
Selected financial statistics and ratios:
Total Return (1)	13.31%	14.53%	14.37%

Ratio to average net assets:
Total income	18.06%	17.26%	17.37%
Total expenses	5.19%	4.20%	4.08%

12

WINTON FUTURES FUND, L.P. (US)
(A Colorado Limited Partnership)

NOTES TO FINANCIAL STATEMENTS
(Continued)

NOTE 5 -                                FINANCIAL HIGHLIGHTS (concluded)

	2005
	Class A	Class B	Special Interests
Selected financial statistics and ratios:
Total Return (1)	3.06%	(3.36)%	(0.59)%

Ratio to average net assets:
Total income	6.18%	7.08%	2.70%
Total expenses	5.66%	6.96%	3.43%

(1)  An individual partner's returns and ratios may vary from the above returns and ratios based on the timing of contributions and withdrawals.

13